NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

BSB Bancorp, Inc. Second Quarter Net Income was $4.0 Million

Utica, N.Y., July 15, 2004 - Partners Trust Financial Group, Inc. (Nasdaq:PRTRD) announced today that net income for BSB Bancorp, Inc. ("BSB") for the quarter ended June 30, 2004 was $4.0 million, compared with net income of $4.1 million for the first quarter of 2004. As previously announced, BSB was acquired by Partners Trust on July 14, 2004.

Net interest income for the quarter was $16.7 million, as compared to $17.2 million in the quarter ended March 31, 2004. The net interest margin for the quarter was 3.13% as compared with 3.26% for the quarter ended March 31, 2004, reflecting the continued low level of market interest rates.

Non-interest expenses for the quarter totaled $11.8 million, as compared to $12.7 million in the first quarter. Included in the expenses for the quarter were merger expenses of $740,000. This compares with $172,000 of merger expenses recorded in the first quarter.

Asset quality was consistent with Partners Trust's expectations at June 30, 2004. Non-performing loans at June 30, 2004 totaled $19.5 million or 1.40% of total loans at June 30, compared with $16.7 million or 1.17% of total loans at March 31, 2004. The primary contributor to the $2.9 million increase was one commercial loan totaling $3.0 million. The provision for loan losses for the quarter was $1.6 million, and was unchanged from the provision in the first quarter.

The information provided in this release is intended to provide a brief summary of BSB's financial condition and results of operations as of and for the quarter ended June 30, 2004. It does not include any information for any period after June 30, 2004 or the impact of any purchase accounting adjustments recorded by Partners Trust as a result of the merger.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Steven Covert 315-738-4993

Partners Trust Financial Group

Executive Vice President and CFO
BSB Bancorp, Inc. and Subsidiaries
Summary Consolidated Financial Highlights

	June 30,	March 31,
	2004	2004
	(Dollars in thousands)
Total loans	$ 1,394,865	$ 1,424,384
Allowance for loan losses	$ 50,038	$ 48,080
Non-performing loans	$ 19,549	$ 16,653
Non-performing loans to total loans	1.40%	1.17%
Non-performing assets	$ 20,532	$ 17,486
Non-performing assets to total assets	0.94%	0.79%
Total assets	$ 2,188,805	$ 2,221,475
Total deposits	$ 1,544,752	$ 1,580,617

	Three months ended
	June 30,	March 31,
	2004	2004
	(In thousands)
Interest income	$ 26,846	$ 27,587
Interest expense	10,127	10,357
Net interest income	16,719	17,230

Provision for loan losses	1,620	1,620

Non-interest income	2,938	3,228

Non-interest expenses	11,786	12,690

Net income before taxes	6,251	6,148

Income taxes	2,284	2,031

Net income	$ 3,967	$ 4,117